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                                                                    EXHIBIT 23.4

                        [Letterhead of Deloitte & Touche]

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-92076 of Waxman Industries, Inc. and subsidiaries on Form S-8 of our report on TWI International Taiwan, Inc. financial statements dated July 23, 2002 (relating to the financial statements of TWI International Taiwan, Inc. for the year ended June 30, 202 not presented separately herein), appearing in and incorporated by reference in the Annual Report on Form 10-K of Waxman Industries, Inc. and subsidiaries for the year ended June 30, 2003.

/s/ Deloitte & Touche
(TN Soong & Co and Deloitte & Touche (Taiwan) Established Deloitte & Touche Effective June 1, 2003)
Taipei, Taiwan
The Republic of China

August 26, 2003